Exhibit 10.1
MDU RESOURCES GROUP, INC.
CHANGE IN CONTROL SEVERANCE PLAN

SECTION 1
PURPOSE OF THE PLAN

The Board of Directors (the “Board”) of MDU Resources Group, Inc. recognizes that the possibility of a Change in Control (as defined in Section 2.4) of the Company (as defined below), and the uncertainty it could create, may result in the loss or distraction of employees of the Company to the detriment of the Company and its shareholders.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

Therefore, in order to fulfill the above purposes, the Plan was adopted by the Board and shall become effective on the Effective Date (as defined in Section 2.10).

SECTION 2
DEFINITIONS

Certain terms used herein have the definitions given to them in the first place in which they are used. As used herein, the following words and phrases shall have the following respective meanings:

2.1    “Affiliated Entity” means any entity controlled by, controlling or under common control with the Company.

2.2    “Annual Base Salary” means the annual base salary paid or payable, including any base salary that is subject to deferral, to the Participant by the Company or any of the Affiliated Entities at the rate in effect immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination. For purposes of calculating the payments described in Section 3.1(a) and (b), the Annual Base Salary shall be determined without regard to any temporary salary rate reduction in effect as of the Effective Date or any salary rate reduction implemented after the Effective Date (whether or not such reduction would constitute Good Reason).

2.3    “Cause” means (a) the Participant’s fraud or dishonesty that has resulted, or is likely to result, in material economic damage to the Company or a Subsidiary, or (b) the Participant’s willful nonfeasance if such nonfeasance is not cured within ten days of written notice from the Company or a Subsidiary, in each case as determined in good faith by a vote of at least two-thirds of the non-employee members of the Board at a meeting of the Board at which the Participant is provided an opportunity to be heard.

Exhibit 10.1
2.4    “Change in Control” shall have the meaning given to such term in the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan (or any successor plan) from time to time.

2.5    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6    “Committee” means the Compensation Committee of the Board.

2.7    “Company” means MDU Resources Group, Inc. and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.

2.8    “Date of Termination” means the date of receipt of a Notice of Termination from the Company or the Participant, as applicable, or any later date specified in the Notice of Termination (subject to the notice and cure periods in the definition of Good Reason). If the Participant’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Participant. If the Participant’s employment is terminated by reason of Disability, the Date of Termination shall be the Disability Effective Date. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

2.9    “Disability” means the absence of the Participant from his or her duties with the Company on a full-time basis for one hundred and eighty (180) consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative (the date of such determination, the “Disability Effective Date”).

2.10    “Effective Date” means February 15, 2024.

2.11    “Good Reason” means the occurrence of any of the following without the Participant’s prior written consent:

(a)    A reduction of the Participant’s Annual Base Salary, Target Annual Incentive, or target annual long-term incentive opportunity, in each case, from that in effect immediately prior to the Change in Control, or if higher, that in effect at any time thereafter;

(b)    A relocation of the Participant’s primary place of employment by more than fifty (50) miles; or

(c)    Any material reduction in the Participant’s titles, authority, reporting relationship, duties or responsibilities.

In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (a) through (c) within ninety (90) days after the Participant first becomes aware of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good

Exhibit 10.1
Reason, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within thirty (30) days from the earlier of (i) the end of the Cure Period, or (ii) the date the Company provides written notice to the Participant that it does not intend to cure such condition. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (c) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Participant’s estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.

2.12    “Multiple” means the multiple set forth in the Participant’s Participation Notice, which shall be within the range set forth in Annex A.

2.13    “Notice of Termination” means a written notice delivered to the other party that (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than thirty (30) days after the giving of such notice; except in the case of a termination for Good Reason, notice shall not be more than ninety (90) days before the termination date). Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10.6 of this Plan. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder.

2.14    “Participant” means each executive of the Company or an Affiliated Entity who is designated by the Committee as a Participant and is party to a Participation Notice.

2.15    “Participation Notice” means a written notice, substantially in the form attached hereto as Exhibit A, indicating that the executive identified therein has been designated as a Participant and specifying such executive’s level of participation in the Plan.

2.16    “Plan” means this MDU Resources Group, Inc. Change in Control Severance Plan.

2.17    “Qualifying Termination” means a termination of a Participant’s employment, during the two-year period beginning on and including the date of a Change in Control, by the Participant for Good Reason or by the Company other than for Cause, death or Disability.

2.18    “Subsidiaries” means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of

Exhibit 10.1
the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Company or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, the Company or any other Subsidiary of the Company is a general partner of such partnership.

2.19    “Target Annual Incentive” means the Participant’s target annual cash incentive in effect immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination.

2.20    “Tier” means the designated level of the Participant’s participation in the Plan, as set forth in the Participant’s Participation Notice.

SECTION 3
SEPARATION BENEFITS

3.1    Qualifying Termination. If a Participant experiences a Qualifying Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 9:

(a)    a lump sum payment in cash, payable as soon as practicable and in any event within five (5) days following the Date of Termination, equal to the sum of (i) the Participant’s Annual Base Salary through the Date of Termination, (ii) any annual incentive payment earned by the Participant for a performance period that was completed prior to the Date of Termination, (iii) any accrued and unused vacation pay or other paid time off, and (iv) any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), (iii) and (iv) shall be hereinafter referred to as the “Accrued Obligations”); provided that, notwithstanding the foregoing, in the case of clauses (i) and (ii), if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or annual incentive payment described in clause (i) or (ii) above, then for all purposes of this Section 3 (including, without limitation, this Section 3.1(a)), such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clauses (i) or (ii), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);

(b)    a lump sum payment in cash or provision of the benefit in kind, as applicable, subject to the Participant’s execution and nonrevocation of a General Release of Claims and Restrictive Covenant Agreement substantially in the form attached hereto as Exhibit B (the “Release and Covenant Agreement”), paid or provided as soon as practicable following the date on which such agreement becomes effective and irrevocable and in any event no later than the seventieth (70th) day following the Date of Termination, as follows:

(i)    the cash amount equal to the product of (A) the Target Annual Incentive and (B) a fraction, the numerator of which is the number of days elapsed in the fiscal year in which the Date of Termination occurs, including the Date of Termination, and

Exhibit 10.1
the denominator of which is the total number of days in such fiscal year (the “Prorated Incentive”), reduced by any annual incentive payment to which the Participant has been paid or is otherwise entitled, in each case, for the same period of service, and subject to any applicable deferral election on the same basis as set forth in the proviso to Section 3.1(a);

(ii)    the cash amount equal to the product of (A) the Multiple and (B) the sum of (1) the Participant’s Annual Base Salary and (2) the Target Annual Incentive;

(iii)     if the Participant is at least 55 years of age with 10 years of service at the Date of Termination, the Participant shall be treated as though the Participant is age 60 for the purposes of qualifying for the Company’s Retiree Reimbursement Account (the “RRA”); provided that if the Participant does not elect the RRA or does not qualify for the RRA, then the Participant shall be paid a cash amount equal to the product of (A) the Multiple and (B) the employer portion of the costs of continued coverage under the Company’s healthcare benefit plans (including medical, prescription, dental and vision coverage) for a period of twelve (12) months, based on the level of coverage provided to the Participant (and the Participant’s eligible dependents, if any) in effect as of the Date of Termination; provided that the Participant is not obligated to use this payment for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and no provision of this Plan will affect the continuation coverage rules under COBRA; and

(iv)    outplacement services provided by a vendor retained by the Company, the cost of which shall not exceed $10,500.

(c)    Other Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities, including amounts credited to the Participant’s account under the Company’s deferred compensation plan (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

SECTION 4
GOLDEN PARACHUTE EXCISE TAX

4.1    Anything in this Plan to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder.

Exhibit 10.1

4.2    If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Plan Payments and benefits that have a Parachute Value in the following order: Section 3.1(b)(iv), Section 3.1(b)(iii), Section 3.1(b)(i) and Section 3.1(b)(ii), in each case, beginning with payments or benefits that do not constitute nonqualified deferred compensation and reducing payments or benefits in reverse chronological order beginning with those that are to be paid or provided the farthest in time from the Date of Termination, based on the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

4.3    To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

4.4    The following terms shall have the following meanings for purposes of this Section 4:

(a)    “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without the Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(b)    “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).

Exhibit 10.1

(c)    “Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(d)    “Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid, payable or provided pursuant to this Plan or otherwise.

(e)    “Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.

4.5    The provisions of this Section 4 shall survive the expiration of this Plan.

SECTION 5
NONDUPLICATION; LEGAL FEES; NON-EXCLUSIVITY OF RIGHTS

5.1    Nonduplication. In the event of a Qualified Termination, the payments provided under Section 3.1(b) of this Plan shall be in lieu of severance payments or similar benefits (excluding, for the avoidance of doubt, equity award vesting) provided during any notice period, pay in lieu of notice, mandated termination indemnities, or similar benefits that the Participant is separately entitled to receive from the Company or any Affiliated Entity based on any employment agreement or other contractual obligation (whether individual or union/works council) or statutory scheme. If a Participant’s employment is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of the severance payment under Section 3.1(b)(ii) of this Plan to which the Participant is entitled shall be reduced, dollar for dollar, by the amount of any pay provided to the Participant in lieu of the notice required by WARN.

5.2    Legal Fees. The Company agrees to pay as incurred (within ten business days following the Company’s receipt of an invoice from the Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest (regardless of the outcome) by the Participant about the amount of any payment pursuant to this Plan), plus, in each case, interest on any delayed payment to which the Participant is ultimately determined to be entitled at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code based on the rate in effect for the month in which such legal fees and expenses were incurred.

5.3    Non-exclusivity of Rights. Subject to Section 5.1, nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, agreement, program, policy or practice provided by the Company or the Affiliated Entities and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of the

Exhibit 10.1
Affiliated Entities, including without limitation the Company’s Long-Term Performance-Based Incentive Plan, as amended from time to time (or any successor plan) and any applicable award agreement thereunder. Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, policy, practice, program, agreement or arrangement of the Company or any of the Affiliated Entities shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement. Without limiting the generality of the foregoing, the Participant’s resignation under this Plan, with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Entities, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Affiliated Entities or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.

SECTION 6
AMENDMENT AND TERMINATION

The Plan may be terminated or amended in any respect by resolution adopted by the Board or the Committee; provided that, in connection with or in anticipation of the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control, this Plan may not be terminated or amended in any manner that would adversely affect the rights or potential rights of Participants; provided, further, that on and following the date of a Change in Control, this Plan shall continue in full force and effect and shall not terminate, expire or be amended until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full pursuant to Section 3.

SECTION 7
PLAN ADMINISTRATION

7.1    General. The Committee is responsible for the general administration and management of this Plan (the committee acting in such capacity, the “Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator or characterization of any such decision by the Plan Administrator as final or binding on any party.

7.2    Not Subject to ERISA. This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that this Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of

Exhibit 10.1
management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.

7.3    Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.

SECTION 8
SUCCESSORS; ASSIGNMENT

8.1    Successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participants’ personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.

8.2    Assignment of Rights. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

SECTION 9
SECTION 409A OF THE CODE

9.1    General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

Exhibit 10.1
9.2    Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (i) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

9.3    Delay of Payments. Notwithstanding anything to the contrary in this Plan, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Plan during the six (6)-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant with Interest (based on the rate in effect for the month in which the Participant’s separation from service occurs) on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of such Participant’s death.

9.4    Notwithstanding anything to the contrary in this Plan, if (a) a Change in Control is not a “change in ownership or effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) and (b) the Participant participates in a “separation pay plan” (as defined in Treasury Regulation Section 1.409A-1(m)) maintained by the Company or any of its Affiliated Entities, other than this Plan, that provides for the deferral of compensation, then to the extent necessary to avoid the imposition of taxes and penalties under Section 409A of the Code, the amounts payable to such Participant under Section 3(b)(ii), 3(b)(iii) and 3(b)(iv) of the Plan shall be paid consistent with the time and form of payment specified under such other separation pay plan.

Exhibit 10.1
SECTION 10
MISCELLANEOUS

10.1    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

10.2    Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

10.3    Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

10.4    Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.

10.5    Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company.

10.6    Notices.

(a)    Any notice required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail by:
MDU Resources Group, Inc.
1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota, 58506
Attention: Legal Department

(b)    Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice personally or by placing said notice in the U.S. mail registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company.

10.7    Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.

Exhibit 10.1

Annex A

Tier	Multiple
I	3x
II	2x
III	1.5x

Exhibit 10.1

Exhibit A

MDU Resources Group, Inc.

Designation of Change in Control Severance Plan Participation

The Participant identified below has been selected to participate in the MDU Resources Group, Inc. Change in Control Severance Plan (the “Plan”), at the Tier level noted below. A copy of the Plan is attached.

By signing this designation, which is a condition to the Participant’s participation in the Plan, the Participant acknowledges and agrees that the Participant’s entitlement to benefits under the Plan is subject to the terms and conditions of the Plan as in effect from time to time.

MDU Resources Group, Inc.
By:
Title:
Date:

Name of Participant:

Tier:

Acknowledged and agreed this ____day of _____, 20___

[Insert Name of Participant]

Exhibit 10.1

Exhibit B

GENERAL RELEASE OF CLAIMS AND
RESTRICTIVE COVENANT AGREEMENT

THIS GENERAL RELEASE OF CLAIMS AND RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is entered into between [ ] (“Employee”) and MDU Resources Group, Inc. (the “Company”) as of [DATE]. Capitalized terms used and not defined herein shall have the meanings provided in the MDU Resources Group, Inc. Change in Control Severance Plan (the “Plan”). Capitalized terms used in this Agreement that are not otherwise defined shall have the meanings set forth in the Plan. The entering into and non-revocation of this Agreement is a condition to Employee’s right to receive the severance payments and benefits under Section 3.1(b) of the Plan.

Accordingly, Employee and the Company agree as follows:

1.Release of Claims.

(a)    Employee Release of Claims. Employee, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its Affiliated Entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively, “Releasees”), from all actions, damages, losses, costs and claims of any and every kind and nature whatsoever, at law or in equity, whether absolute or contingent, up to and including the date of this Agreement, arising from or relating to Employee’s employment with, or termination of employment from, the Company and its Affiliated Entities, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended and any other federal, state or local laws or regulations prohibiting employment discrimination. This Agreement specifically excludes (i) Employee’s right to receive the amounts and benefits under the Plan and to enforce the terms of this Agreement,
(ii) Employee’s rights to vested awards (including equity-based awards), amounts and other benefits under any employee benefit plan of the Company or its Affiliated Entities, (iii) any claims arising after the date hereof, and (iv) any claim or right Employee may have to indemnification or coverage under the Company’s or any of its Affiliated Entities’ respective bylaws or directors’ and officers’ insurance policies or any agreement to which Employee is a party or a third-party beneficiary. To the maximum extent permitted by law, Employee agrees

Exhibit 10.1
that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Agreement, or to accept any benefit from any lawsuit which might be filed by another person or governmental entity based in whole or in part on any event, act, or omission which is the subject of the release contained in this Agreement.

(b)    EEOC. The parties agree that this Agreement shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. Employee agrees, however, to waive the right to recover monetary damages in any charge, complaint or lawsuit filed by him or on his behalf with respect to any claims released in this Agreement.1

2.Restrictive Covenants.

(a)    Confidential Information. Employee shall hold in a fiduciary capacity for the benefit of the Company and its Affiliated Entities all secret or confidential information, knowledge, or data relating to the Company and its Affiliated Entities and businesses, which information, knowledge or data shall have been obtained by Employee during Employee’s employment by the Company or its Affiliated Entities and which information, knowledge or data shall not be or become public knowledge (other than by acts by Employee or representatives of Employee in violation of this Agreement, collectively, “Confidential Information”), and Employee agrees not to provide such Confidential Information, directly or indirectly, to any third party; provided that any information that: (i) is lawfully received by Employee from any third party without restriction on disclosure or use; (ii) is required to be disclosed by applicable law; or (iii) is clearly immaterial in amount or significance, shall not be deemed to be Confidential Information for purposes of this Section 2(a). After the Date of Termination, Employee shall not, without the prior written consent of the Company or as may otherwise be required by applicable law, use, communicate or divulge any such Confidential Information, and Employee agrees to return to the Company all Confidential Information in Employee’s possession. Notwithstanding any other provisions of this Section 2(a), pursuant to 18 USC Section 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that is a trade secret that is made: (A) confidentially to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose such trade secret to Employee’s attorney and use the trade secret information in related court proceedings, provided that Employee files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict Employee from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

1	Note: Other state-specific language to be included if determined to be appropriate by the Plan Administrator.

Exhibit 10.1
(b)    Non-Competition. To further ensure the protection of the Company’s confidential information, Employee agrees that for a period of one (1) year after Employee’s Date of Termination, Employee will not, directly or indirectly, as an owner, partner, employee, agent, consultant, advisor, servant or contractor, engage in or facilitate or support others to engage in any business that is in competition with any of the business activities of the Company or its Affiliated Entities in which Employee was engaged during Employee’s employment with the Company and in which the Company or its Affiliated Entities were engaged prior to the termination of Employee’s employment. This provision shall not prevent Employee from owning less than 1% of a publicly-owned entity or less than 3% of a private equity fund, so long as Employee has no direct or indirect active participation in the business or management of such corporation or entity.

(c)    Employee and Customer Nonsolicitation. Employee agrees that for a period of one (1) year after Employee’s Date of Termination, Employee shall not, directly or indirectly: (i) solicit the employment of or hire as an employee or consultant or agent (A) any employee of the Company or its Affiliated Entities or (B) any former employee of the Company or its Affiliated Entities whose employment ceased within one hundred and eighty (180) days prior to the date of such solicitation or hiring, or (ii) call upon, contact, solicit, induce or attempt to solicit or induce any current or prospective customer, investor, supplier, licensee or other business relation of the Company or any of its Affiliated Entities with whom or which Employee had direct or indirect contact (other than incidental) or about whom or which Employee acquired Confidential Information during Employee’s employment with the Company (“Customer”) to cease doing business with the Company or its Affiliated Entities, or in any way interfere with the relationship between any such Customer, on the one hand, and the Company or any of its Affiliated Entities, on the other hand.

(d)    Non-disparagement. Employee agrees that for a period of two (2) years after Employee’s Date of Termination, Employee shall not to disparage or defame, through any public medium (including social media) the business reputation, technology, products, practices or conduct of the Company or its Affiliated Entities or any member of the board of directors or any executive officer of the Company in their capacity as such. Nothing in this Agreement or elsewhere shall prevent Employee from making statements in confidence to an immediate family member or to an attorney for the purpose of seeking legal advice, or from making truthful statements when required by law, subpoena or the like, or in arbitration or other proceeding permitted under this Agreement and/or the Plan, as applicable.

(e)    Employee Acknowledgment. Employee acknowledges that Employee’s agreement to comply with the covenants in this Section 2 is in consideration for the payments and benefits to be received by Employee under Section 3.1(b) of the Plan. Employee understands that the covenants in this Section 2 may limit Employee’s ability to work in a business similar to the business of the Company and its Affiliated Entities; provided, however, Employee agrees that, in light of Employee’s education, skills, abilities and financial resources, Employee shall not assert, and it shall not be relevant nor admissible as evidence in any dispute arising in respect of the covenants in this Section 2, that any provisions of such covenants prevent Employee from earning a living. Employee acknowledges that any intellectual property agreement between Employee and the Company will continue in full force and effect following the Date of Termination. Notwithstanding any provision to the contrary, the non-compete, non- solicitation and confidentiality covenants of this Section 2 shall be in addition to, and shall not be deemed to

Exhibit 10.1
supersede, any existing covenants or other agreements between Employee and the Company or any of its Affiliated Entities.

(f)    Remedies. Employee acknowledges that the Company and its Affiliated Entities would be irreparably injured by a violation of Section 2(a), (b), (c) or (d), and Employee agrees that the Company and such Affiliated Entities, in addition to any other remedies available, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Employee from any actual or threatened material breach of any of Sections 2(a), (b), (c) or (d). In no event shall an asserted violation of the provisions of this Section 2 constitute a basis for deferring or withholding any amounts otherwise payable to Employee under this Agreement.

(g)    Severability; Blue Pencil. Employee acknowledges and agrees that Employee has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographic scope, temporal duration, and in all other respects. If it is determined that any provision of this Section 2 is invalid or unenforceable, the remainder of the provisions of this Section 2 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 2 is unenforceable because of the duration or geographic scope of such provision, then, after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and that, in its reduced form, such provision shall be enforced. Notwithstanding any provision to the contrary, the non-compete, non-solicitation and confidentiality covenants of this Section 2 shall be in addition to, and shall not be deemed to supersede, any existing covenants or other agreements between Employee and the Company or any of its Affiliated Entities.

3.Timing for Consideration.

Employee acknowledges that the Company has specifically advised Employee of the right to seek the advice of an attorney concerning the terms and conditions of this Agreement. Employee further acknowledges that Employee has been furnished with a copy of this Agreement, and has been afforded forty-five (45) calendar days in which to consider the terms and conditions of this Agreement. By executing this Agreement, Employee affirmatively states that Employee has had sufficient and reasonable time to review this Agreement and to consult with an attorney concerning Employee’s legal rights prior to the final execution of this Agreement. Employee further agrees that Employee has carefully read this Agreement and fully understands its terms. Employee acknowledges that Employee has entered into this Agreement, knowingly, freely and voluntarily. Employee understands that Employee may revoke this Agreement within seven (7) calendar days after signing this Agreement. Revocation of this Agreement must be made in writing and must be received by the General Counsel of the Company, at the address above, within the time period set forth above.

4.    Effectiveness of Agreement.

This Agreement shall become effective and enforceable on the eighth (8th) day following Employee’s delivery of a copy of this executed Agreement to the Company, provided Employee does not timely exercise Employee’s right of revocation as described in Section 3

Exhibit 10.1
above. If Employee fails to timely sign and deliver this Agreement or timely revokes this Agreement, this Agreement will be without force or effect, and Employee shall not be entitled to the payments or benefits described in Section 3.1(b) of the Plan.

5.    Miscellaneous.

(a)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b)    Severability. The provisions of this Agreement and obligations of the parties are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

(c)    Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party.

(d)    Dispute Resolution. Except with respect to claims for breach of the obligations under Section 2 of this Agreement, for which the Company may seek enforcement in any court having competent jurisdiction at its election, any dispute arising between the Company and Employee with respect to the validity, performance or interpretation of this Agreement shall be submitted to and determined in binding arbitration before a panel of three arbitrators in Bismarck, North Dakota, for resolution in accordance with the rules of the American Arbitration Association, modified to provide that the decision of the arbitrators shall be binding on the parties; shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based; shall be kept confidential by the arbitrators and the parties; and shall be rendered within sixty (60) days following the arbitrators being impaneled. Costs and expenses of the arbitration shall be borne by the Company regardless of the outcome. The arbitrators shall be selected in accordance with the rules of the American Arbitration Association.

(e)    Assignment. Without the prior written consent of Employee, this Agreement shall not be assignable by the Company. This Agreement shall inure to the benefit of and be enforceable by Employee’s heirs and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(f)    Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as herein defined and any successor

Exhibit 10.1
to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

[Signature Page Follows.]

Exhibit 10.1

ACKNOWLEDGED AND AGREED BY:

Date:
[Employee Name]

ACCEPTED AND AGREED BY:

MDU RESOURCES GROUP, INC.

Name:
Title: